SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2012

USMD Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35639	27-2866866
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6333 North State Highway 161, Ste. 200

Irving, Texas 75038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 493-4000

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Increase in Size of Board of Directors; Election of Director

(d) On October 19, 2012, in accordance with the Bylaws of USMD Holdings, Inc. (“Holdings”), the board of directors (the “Board”) of Holdings unanimously adopted a resolution to increase the number of directors of Holdings from ten to eleven, effective as of October 19, 2012.

Pursuant to that certain Investor Rights Agreement dated August 31, 2012 by and between Holdings and UANT Ventures L.P. (“Ventures”), a Texas limited partnership that holds approximately 87% of the outstanding shares of Holdings, the Board agreed to fill the newly created vacancy with an individual who qualified as an “independent director” within the meaning of the rules of the NASDAQ Stock Market and who had been designated to serve on the Board by the holders of the Class C and Class D partnership interests of Ventures. The holders of the Class C and Class D partnership interests in Ventures designated Ms. Darcie Bundy as the new director and, on October 19, 2012, the Board unanimously adopted a resolution to elect Ms. Bundy as a director, effective immediately. Ms. Bundy will serve as a director until the next annual meeting of the stockholders and until her successor shall have been elected and qualified, except in the event of her death, resignation or removal.

For her service on the Board, Ms. Bundy will be compensated in the same manner as Holdings’ other non-employee directors. For a description of the compensation arrangements of the directors, see “MANAGEMENT FOLLOWING THE TRANSACTION—Director Compensation” in Post Effective Amendment No. 3 to Form S-4 filed with the Securities and Exchange Commission on April 20, 2012. Ms. Bundy qualifies as an “independent director” within the meaning of the rules of the NASDAQ Stock Market and has been appointed by the Board to Holdings’ Audit Committee.

Ms. Bundy, 61, currently serves as a pro-bono advisor to MediSend International, a Dallas, Texas based humanitarian organization devoted to building sustainable healthcare capacity in the developing world in practical and measurable ways. She is a summa cum laude graduate in Economics from Smith College and the London School of Economics and Political Science. She was also awarded her Masters degree with Distinction from the School of Advanced International Studies at John Hopkins. Following graduate school, Ms. Bundy worked for a short time in New York City, after which Ms. Bundy joined ExxonMobil for a twenty year career beginning as a Middle East specialist and including a wide variety of assignments of increasing management responsibility in government and public affairs, supply, marketing, and investor relations, culminating with responsibility for the company’s global political risk assessments. Ms. Bundy has served as a consultant to other large corporations and to several not-for-profit entities. In recent years, she has focused much of her time on small-scale residential projects, and on philanthropy, serving on several not-for-profit boards.

Ms. Bundy has no direct or indirect interest in any transaction with Holdings that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Bundy and any other person pursuant to which she was selected as a director.

Severance Agreement with Christopher Dunleavy

(e) On October 19, 2012, Holdings agreed to enter into a Severance Agreement (the “Agreement”) with Christopher Dunleavy, its Executive Vice President and Chief Financial Officer. The Agreement terminates on the date when Mr. Dunleavy’s employment with Holdings terminates. In the event Mr. Dunleavy’s employment is terminated by Holdings without Cause (as defined in the Agreement) or by Mr. Dunleavy with Good Reason (as defined in the Agreement), Holdings will pay Mr. Dunleavy a severance benefit equal to one year’s base salary to be paid over a twelve month period.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Form of Severance Agreement for Christopher Dunleavy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USMD HOLDINGS, INC.

Date: October 25, 2012	By:	/s/ Christopher Dunleavy

Christopher Dunleavy
Executive Vice President and Chief Financial Officer